EXHIBIT 3.1.1

HILLTOP HOLDINGS INC.

CERTIFICATE OF NOTICE

THIS IS TO CERTIFY THAT:

FIRST:  The Board of Directors of Hilltop Holdings Inc., a Maryland corporation (the “Corporation”), pursuant to Section 7.3 of the charter of the Corporation, has granted its approval for Gerald J. Ford or his Affiliates or Associates (as such terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) to become an owner of up to 30% of the shares of Common Stock, $.01 par value per share, of the Corporation then outstanding for purposes of Section 382 of the Internal Revenue Code of 1986, as amended.

SECOND:  The undersigned Chief Executive Officer acknowledges that this Certificate of Notice to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 23rd day of September 2008.

ATTEST:		HILLTOP HOLDINGS INC.

By:	/s/ COREY G. PRESTIDGE	By:	/s/ LARRY D. WILLARD	(SEAL)
Name:	Corey G. Prestidge	Name:	Larry D. Willard
Title:	Secretary	Title:	Chief Executive Officer